UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        SecureTech Innovations, Inc.

 (Exact name of registrant as specified in its charter)

                                          Wyoming

 (State or other jurisdiction of incorporation or organization)

                                            3714

 (Primary Standard Industrial Classification Code Number)

                                       82-0972782

 (I.R.S. Employer Identification Number)

                                 2355 Highway 36 West, Suite 400, Roseville, MN  55113; (651) 317-8990

 (Address, including zip code, and telephone number, including are code, of registrant’s principal executive offices)

                           2355 Highway 36 West, Suite 400, Roseville, MN  55113; (651) 317-8990

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Taurus Financial Partners, LLC, c/o The Mailbox #5241, P. O. Box 523882, Miami, FL  33152-3882

Tel: (305) 938-0535

                  As soon as practicable after the effective date of this registration statement

 (Approximate date of commencement of the proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☐                                                                                                        Accelerated Filer    ☐

Non-Accelerated Filer  ☐  (Do not check if a smaller reporting company)            Smaller Reporting Company ☒

               Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the
Securities Act ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, $0.001 par value (4)	14,003,000	$0.03	$420,090	$52.30

(1)Pursuant to Rule 415 of the Securities Act, these securities are being offered by the Registrant on a delayed or continuous basis.

(2)Until such time as our common shares are quoted on the OTCQB, the Selling Stockholders will sell their shares at the price of $0.03 per share. Once our common stock is quoted on OTCQB, the shares will be sold at prevailing market prices or at negotiated prices.

(3)Estimated solely for the purposes of calculating the registration fee under Rule 457(a).

(4)Represents shares of the Registrant's common stock being registered for resale that have been issued to the selling stockholders named in this registration statement. In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

14,003,000 Shares of Common Stock

$0.03 per Share

This prospectus relates to the offer for sale of up to 14,003,000 shares of our common stock (“Shares”) by certain existing holders of the common stock of SecureTech Innovations, Inc. (“SecureTech”), referred to as “Selling Stockholders” throughout this document.  The Selling Stockholders will offer their shares at fixed price of $0.03 per share until our shares are quoted on the OTCQB and, assuming we can secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares by the Selling Stockholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. The Selling Stockholders will pay none of the offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTCQB. There is no guarantee that our securities will ever trade on the OTCQB or on any listed exchange.

We are an early stage company and qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.  For more information, see the prospectus section titled “Emerging Growth Company Status” starting on page 5 and “Jumpstart Our Business Startups Act” starting on page 27.

Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern.  For more information their report is included in this prospectus on page F-2.

	Offering Price	Expenses (*)	Net Proceeds
Selling Stockholders (per Share)	$0.03	$-0-	$0.03

* Estimated offering expenses.  All actual offering costs will be paid by us.  No commissions or underwriting expenses will be incurred.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Subject to completion, the date of this prospectus is February 16, 2018.

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this prospectus, including, but not limited to, the risk factors beginning on page 8.  References to “we,” “us,” “our,” “SecureTech” or the “Company” mean SecureTech Innovations, Inc.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend” and other similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this prospectus.

Overview of Our Business

SecureTech was incorporated under the laws of the State of Wyoming on March 2, 2017 under the name SecureTech, Inc.  We amended our Articles of Incorporation on December 20, 2017 to change our name to SecureTech Innovations, Inc.

SecureTech is an emerging growth company focused on developing and marketing personal and automobile security and safety devices and technologies.  Through a licensed patent SecureTech has developed its initial product, Top Kontrol, which it believes to be the most advanced anti-theft and personal safety automobile device of its kind currently available.

In addition to Top Kontrol, SecureTech has additional personal and automobile security and safety products currently under development that utilize both the existing licensed patent as well as prospective new patentable technologies that it is presently exploring.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis);

are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;

are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

are exempt from any PCAOB rules relating to mandatory audit firm rotation and any requirement to include an auditor discussion and analysis narrative in our audit report.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of these reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. Furthermore, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we (i) have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter; or (ii) for so long as we have a public float of zero, have annual revenues of less than $50 million during our most recently completed fiscal year.

Investors should be aware that we are also subject to the “Penny Stock” rules adopted by the Securities and Exchange Commission, which regulate broker-dealer practices in connection with transactions in Penny Stocks. These regulations may have the effect of reducing the level of trading activity, if any, in the secondary market for our stock, and investors in our common stock may find it difficult to sell their shares. Please see the disclosures under “Penny Stock Considerations” on page 33 for more information.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance.  We are an emerging growth business with limited operating history.  We cannot guarantee that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

As of December 31, 2017 we had incurred ($52,824) in losses since our inception on March 2, 2017.  We have not achieved profitability and expect to continue to incur net losses throughout the fiscal year ending December 31, 2018 and potentially into subsequent fiscal periods.  We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may never occur.  Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis which could cause us to go out of business.

To become profitable and competitive, we have to successfully sell our current product, Top Kontrol, and continue to innovate and develop new similar personal and automobile security and safety devices and technologies that will be accepted by the marketplace.  We anticipate relying on equity sales of our common stock in order to continue to fund our business operations until we are able to generate sufficient revenues to cover our operating expenses, which may never happen.  Issuances of additional shares will result in dilution to our then existing stockholders.  There is no assurance that we will be able to make any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.  We may also rely on loans from our management or other significant shareholders.  However, there are no assurances that management or any of our significant shareholders will provide us with any additional funds in the future.

We are continually exploring new sources of financing to meet our need for additional cash, including raising funds through sales of our equity securities and loans.  We cannot provide any assurances that our efforts to secure additional financing will be successful.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Further, future equity financing could result in additional and substantial dilution to existing shareholders.

Going Concern

Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern.  For more information their report is included in this prospectus on page F-2.

High Degree of Risk

This offering and any investment in our common stock involves a high degree of risk.  If we are unable to generate sufficient revenue to become profitable, we may be obliged to cease business operations due to a lack of operating capital.  We face many challenges to continue operations, including our lack of operating history, lack of revenues to date, and the losses we have incurred to date.  Please review the "Risk Factors" starting on page 8 of this prospectus.

Where You Can Find Us

Our principal executive offices are located at 2355 Highway 36 West, Suite 400, Roseville, MN  55113 and our telephone number at that address is (651) 317-8990.

The Offering

Following is a brief summary of this offering:

Shares of common stock offered by Selling Stockholders:	14,003,000
Shares of common stock outstanding before the offering:	190,003,000
Shares of common stock outstanding after the offering:	190,003,000
Offering price:

The Selling Stockholders will offer their shares at a fixed price of $0.03 per share until our Shares are quoted on the OTCQB, and thereafter at prevailing market prices or privately negotiated prices.

Company capitalization:

Common Stock: 500,000,000 shares authorized; 190,003,000 shares issued and outstanding as of the date of this prospectus.

Preferred Stock: 50,000,000 shares authorized; -0- shares of preferred stock issued and outstanding as of the date of this prospectus.

Terms of the offering:	The Selling Stockholders will determine when and how they will sell the securities offered in this prospectus.
Offering expenses:	SecureTech will pay all expenses of registering the securities, estimated at approximately $63,052. We will not receive any proceeds of the sale of these securities.
Trading market:

There is currently no trading market for our common stock. We intend to apply soon for quotation on the OTCQB. We will require the assistance of a market maker to apply for quotation and there is no guarantee that a market maker will agree to assist us.

Use of proceeds:	We will not receive proceeds from the resale of shares by the Selling Stockholders.
Risk factors:

The Shares offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.  See “Risk Factors” starting on page 8 and the other information contained within this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

If any of the following risks actually occur, our business, financial condition and results of operations could be harmed and you may lose your entire investment.

Risks Related to Our Financial Condition

We lack an operating history and have losses which we expect to continue into the future.  There is no assurance our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, our business will fail.

We were incorporated on March 2, 2017, and have incurred ($52,824) in losses through December 31, 2017.  We have very little operating history upon which an evaluation of our future success or failure can be made.  We have not achieved profitability and expect to continue to incur net losses throughout the fiscal year ending December 31, 2018.  We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur.  Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis which could cause us to go out of business.

Expenses required to operate as a public company will reduce funds available to implement our business plan and could have an adverse effect to our results of operations, cash flow, and overall financial condition.

Operating as a public company is considerably more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be costlier than planned. We may also be required to hire additional staff to comply with ongoing SEC reporting requirements. We anticipate that the cost of SEC reporting will be approximately $150,000 annually. These expenses are projected to aggregate approximately $150,000 annually in 2018.  As our business continues to grow and develop our financial statements and our SEC filings will become more complex, which we estimate will cause these compliance expenses to continue increasing annually, potentially substantially, which could have an unexpected material adverse effect on our business, results of operations, and overall financial condition.

There is substantial uncertainty as to whether we will continue operations.  If we discontinue operations, you could lose your entire investment.

Our independent registered public accounting firm has discussed their uncertainty regarding our business operations in their audit report dated February 16, 2018 which is part of the financial statements that are part of this prospectus.  This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months.  The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business.  As such, we may have to cease operations and you could lose your entire investment.

We may need additional capital in the future, but there is no assurance that funds will be available on acceptable terms, or at all.

We may need to raise additional funds in order to achieve growth or fund other business initiatives. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders if raised through additional equity offerings. Additionally, any securities issued to raise funds may have rights, preferences or privileges senior to those of existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to expand, develop or enhance services or products, or respond to competitive pressures may be materially limited.

We will not receive any proceeds from the sale of the common stock by the Selling Stockholders.

However, we agreed to pay offering expenses estimated at $63,052 as described in Part II, Item 13- Other Expenses of Issuance and Distribution. As a result, SecureTech will be in worse financial condition following this offering than it was prior to commencement of the offering.

Risks Related to Our Industry

Our industry is highly competitive and as an emerging growth company with an new brand we may be at a disadvantage to our competitors.

Our industry is highly competitive in general.  We are an emerging growth company with limited financial resources and a new brand with limited recognition.  Our competitors, both established and future unknown competitors, have better brand recognition and, in most cases, substantially greater financial resources than we have.  Our ability to successfully compete in our industry depends on a number of factors, both within and outside our control. These factors include the following:

our success in designing and developing new or enhanced products;

our ability to address the changing needs and desires of retailers and consumers;

the pricing, quality, performance, reliability, features, ease of installation and use, and diversity of our products;

the quality of our customer service;

product or technology introductions by our competitors; and

the ability of our contract manufacturing to deliver on time, on price, and with acceptable quality.

If we are unable to effectively compete on a continuing basis or unforeseen competitive pressures arise, such inability to compete could have a material adverse effect on our business, results of operations, and overall financial condition.

Risks Related to Our Business

Our products may not achieve market acceptance thereby reducing the chance for success.

We are only in the early stages of selling our first product, Top Kontrol.  It is unclear whether this product and its features or other unanticipated events may result in lower sales than anticipated, which could force us to limit our expenditures on research and development, advertising, and general company requirements for improving and expanding our product offerings.  We cannot guarantee consumer demand or interest in our current or future product offerings, which could have a material adverse effect on our business, results of operations, and overall financial condition.

If the market chooses to buy competitive products and services, SecureTech may fail.

Although SecureTech believes that its product offerings will be commercially viable, there is no verification by the marketplace that its products will be accepted by or purchased by customers. If the market chooses to buy our competitors products, it may be more difficult for SecureTech to ever become profitable which would substantially harm our business and, possibly, cause it to fail whereby you could lose your entire investment.

Consumer trends, seasons fluctuations, and general global economic conditions and outlook may cause unpredictable operating results.

SecureTech’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of customers, competitive pricing, and general economic conditions.  There is no assurance that we will be successful in marketing our product, or that the revenues from the sale of our products will be significant.  Consequently, SecureTech’s revenues may vary significantly by quarter, and our operating results may experience significant fluctuations making it difficult to value our business and could lead to extreme volatility in our share price.

We may be unable to protect our proprietary rights.

Our future success depends in part on our proprietary technology, technical know-how and other intellectual property. We rely on intellectual property laws, confidentiality procedures and contractual provisions, such as nondisclosure terms, to protect our intellectual property. Others may independently develop similar technology, duplicate our products, or design around our intellectual property rights. In addition, unauthorized parties may attempt to copy aspects of our products and technologies or to obtain and use information that we regard as proprietary. Any of these events could significantly harm our business, financial condition and operating results.

We also rely on technologies that we acquire from others. We may rely on third parties for further required technologies. We may purchase a computer’s logic component or other technological devices from outside sources and will need to pay annual fees to enable us to get updates/upgrades and technical support to the logic portion of the system or device. We may find it necessary or desirable in the future to obtain licenses or other rights relating to one or more if our products or to current or future technologies. These licenses or other rights may not be available on commercially reasonable terms or at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could have a material adverse effect on our business, financial condition and operating results. Moreover, the use of intellectual property licensed from third parties may limit our ability to protect the proprietary rights in our products.

While no current lawsuits are filed against SecureTech, the possibility exists that a claim of some kind may be made in the future.

While no current lawsuits are filed against us, the possibility exists that a claim of some kind may be made in the future. We currently have no plan to purchase liability insurance.

The success of our business depends heavily on key personnel, particularly Kao Lee, and his business experience and understanding of our industry.  Our business would likely fail if we were to lose his services.

The success of our business will depend heavily upon the abilities and experience of our principal executive officer Kao Lee.  The loss of Mr. Lee would have a significant and immediate impact on our business, results of operations, and overall financial condition.  Further, the loss of Mr. Lee would force us to seek a replacement or replacements who may have less general business experience and, in particular, experience in our industry, fewer industry contacts, and less understanding of our overall business plan.  We can make no assurances that we will be able to find a suitable replacement should Mr. Lee depart, which could force us to curtail operations and/or cease operations, whereby you could lose your entire investment.

Mr. Lee is not presently covered by an employment agreement nor is he subject to a non-compete agreement which would survive the termination of his employment.  Mr. Lee can terminate his relationship with us at any time without cause.  Further, we do not carry “key person” insurance on any employee, including Mr. Lee.  The departure of Mr. Lee would most likely have a severe and negative impact on our overall business and cause us to cease operations, whereby you could lose your entire investment.

In addition to our dependency on Mr. Lee’s continued services, our future success will also depend on our ability to attract and retain additional future key personnel.  We face intense competition for these such qualified individuals from well-established and better financed competitors.  We may not be able to attract qualified new employees or retain existing employees, which may have a material adverse effect on our results of operations and financial condition.

Our directors currently control an aggregate of approximately 78.4% of our eligible votes in all voting matters.  Accordingly, our directors can solely determine and control all corporate decisions, even if such decisions may not be in the best interest of minority shareholders.

Our directors currently control an aggregate of 149,000,000 votes in all voting matters, or approximately 78.4%, of all eligible votes.  Accordingly, our directors can determine the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets.  The interests of our directors may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Our officers and directors may be subject to conflicts of interest.

Our officers and directors have potential conflicts of interest in his dealings with us.  Circumstances under which conflicts of interest include:

We have no independent directors so the Board of Directors is free to establish their own compensation packages without the guidance of a Compensation Committee;

Future compensation agreements will not be negotiated at arm’s-length as would normally occur if the agreements were with unaffiliated third parties;

Acquisitions and purchases or sales of assets and other similar transactions can be made without due diligence or extended negotiation; and

Business combinations or the implementation anti-takeover “poison pill” preventative measures without proper due diligence or consideration.

We have not formulated a policy for potential conflicts of interest that may arise between us and our officers and directors.  If a potential conflict of interest arises and cannot be resolved, the result could be contrary to the interests of other shareholders and prevent us from ever achieving profitability, have a negative impact on our overall business, and result in you losing all or part of your investment.

All of our officers and directors have other significant outside business interests and will be able to devote only a portion of their professional time to SecureTech’s operations.  As such our business could fail if he is unable or unwilling to devote a sufficient amount of time to our business.

The responsibility of developing our core business, securing the financing we need, both primary and expansion, and fulfilling the reporting requirements of a public company all fall upon our officers and directors, none of whom can dedicate more than 50% of their professional time to SecureTech’s business operations.

It is also important to consider that none of our officers or directors are presently under any employment agreements with any of their business interests, including our business.  If they were to enter into such an agreement with an outside business interest, they could be forced to resign from our business or devote even less time to our business interests than they presently do.

In the event that any of our officers or directors are unable to fulfill any aspect of their duties, we may experience a shortfall or complete lack of revenue resulting in little or no profits and the eventual closure of our business, whereby you may lose your entire investment.

We depend on contract manufacturers who may not have adequate capacity to fulfill our needs or may not meet our quality and delivery objectives and timetables.

We do not own our production lines or manufacturing facilities.  We manufacture our products in the United States through third-party contract manufacturers.  Our reliance on these third-party contract manufacturers involves significant risks, including reduced control over quality and logistics management, the potential lack of adequate capacity, and discontinuance of the contractors’ assembly processes. Potential financial instability at our contractor manufacturers could result in us having to find new suppliers, which could increase our costs and delay our product and installation deliveries. These contractor manufacturers may also choose to discontinue contracting to build our products for a variety of reasons. Consequently, we may experience delays in the timeliness, quality and adequacy in product and installation deliveries, any of which could have a material adverse effect on our business, results of operations, and overall financial condition.

We will incur additional costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matter and our management has no experience in such matters.

Our officers and directors are responsible for managing us, including compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting. These public reporting requirements and controls are new to our officers and directors and at times will require us to obtain outside assistance from legal, accounting, or other professionals that will increase, potentially substantially, our costs of doing business. Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, both of which will increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders will have to rely on our board of directors who is not independent to perform these functions.

We do not have an audit or compensation committee or board of directors as a whole that is composed of independent directors. These functions of these traditional corporate committees are performed by our officers and directors. Because none of our directors are deemed independent, there is a potential conflict between their and/or our interests and our shareholders’ interests since the above will participate in discussions concerning management compensation and audit issues that may be affect management decisions. Until we have an audit committee or independent directors, there may be less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.

We are a Wyoming corporation. Wyoming law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. Wyoming law also authorizes Wyoming corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. Our organizational documents provide for this indemnification to the fullest extent permitted by Wyoming law.

We currently do not maintain any insurance coverage. In the event that we are found liable for damages or other losses, we would incur substantial and protracted losses in paying any such claims or judgments. We have not maintained liability insurance in the past, but intend to acquire such coverage immediately upon resources becoming available. There is no guarantee that we can secure such coverage or that any insurance coverage, if ever secured, would protect us from any damages or loss claims filed against it.

Risks Related to Market for Our Common Stock

Investing in SecureTech is a risky investment and could result in the loss of your entire investment.

A purchase of the offered shares is significantly speculative and involves significant risks. The offered shares should not be purchased by any person who cannot afford the loss of his or her entire purchase price. The business objectives of SecureTech is also speculative, and we may be unable to satisfy those objectives. The shareholders of SecureTech may be unable to realize a substantial return on their purchase of the offered shares, or any return whatsoever, and may lose their entire investment in SecureTech. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business advisor and/or investment advisor.

There is no market for our shares of common stock and we may never develop a market, which would render investors’ investment illiquid.

SEC Rule 15c2-11 was designed to allow non-reporting company’s securities to be quoted on The Financial Industry Regulatory Authority (“FINRA”) OTC Markets or other market by filing disclosures. Rule 15c2-11 requires market makers to review basic issuer information prior to publishing quotations for the issuer’s securities. Market makers must have a reasonable basis for believing that the information is accurate and from reliance sources.

If a security has eligible status, it means one or more market makers has received clearance to quote the issue on the OTC Markets within the last 30 days. During the “eligible” period, a frequency-of-quotation test is administered. The frequency-of-quotation test is based on whether a broker/dealer has itself published quotations in the security in the applicable interdealer quotation system on at least 12 business days during the preceding 30 calendar days with not more than four consecutive business days without quotations. Once this criteria has been satisfied, authorized participants may register online in a security. As long as the security remains in an “active” state, any participant may quote the security without a Form 211 submission.

Our common stock is not listed on any stock market or exchange, making the selling and trading of our shares exceedingly difficult. Without a secondary market, one is not easily able to sell or trade our shares after purchasing them, and therefore may be stuck with their shares, rendering them illiquid. We have not identified a market maker willing to submit a Form 211 application for a priced quotation on a market on our behalf, and there is no guarantee that a market maker will ever agree to submit a Form 211 on our behalf.  Further, even if we can identify a market maker willing to submit a Form 211 on our behalf, there is no guarantee that our application will be approved. And even if we are accepted, quotation on a market doesn’t assure that a meaningful market will be created and sustained. It is common, in fact, for newly listed companies to have a non-existent trading volume on any given day.

Any future market price for our shares may be volatile.

In the event we obtain a listing on an exchange , the market price for our shares is likely to be highly volatile and subject to wide fluctuations in response to various factors, including the following: (i) actual or anticipated fluctuations in our quarterly operating results and revisions to our expected results; (ii) changes in financial estimates by securities research analysts; (iii) announcements by us or our competitors of new services, strategic relationships, joint ventures or capital commitments; (iv) addition or departure of key personnel; and (v) sales or perceived potential sales of our shares.

We do not intend to pay any dividends on our common stock, therefore there are limited ways in which you can make a profit on any investment in SecureTech Innovations, Inc.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future.  To the extent that we may seek additional funding in the future, our future funding sources may likely prohibit us from paying any dividends.  Because we do not intend to declare dividends, any gain on an investment in our shares of common stock will need to come through the appreciation of our common stock’s share price, for which we can give no assurances that our common stock will ever appreciate in value and, even if it does appreciate in value, that you will be able to sell your shares of our common stock for a profit.

We have certain anti-takeover provisions and may issue additional stock, both common and preferred, without shareholder consent which may make it difficult, if not impossible, to replace or remove our current management and could also result in significant dilution to an investment in our common stock.

Our Articles of Incorporation, as amended, authorizes the issuance of up to 500 million shares of common stock and of up to 50 million shares of blank check preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors.  Our Board of Directors may, without requiring shareholder approval, issue shares of preferred stock with dividends, liquidation, conversion, voting or other rights which could supercede and/or adversely affect the voting power and/or other rights of the holders of our common stock.  The ability of our Board of Directors to issue shares of common stock and/or preferred stock may prevent any shareholder attempt to replace or remove current management and/or could make it extremely difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.  Additionally, the issuance of additional common stock or preferred stock in the future may significantly reduce your proportionate ownership and voting power.

It is important to note that as of February 16, 2018 we could issue up to an additional 309,997,000 shares of common stock without shareholder consent.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

that a broker or dealer approve a person's account for transactions in penny stocks; and

the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

obtain financial information, investment experience and investment objectives of the person; and

make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

sets forth the basis on which the broker or dealer made the suitability determination; and

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to sell shares of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our common stock is presently deemed a “penny stock”.  The continued application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock, or cause an increase the transaction costs related to of our common stock.

Sales of our common stock under Rule 144 could reduce the price of our stock.

None of our outstanding common shares are currently eligible for resale under Rule 144. In general, persons holding restricted securities in a SEC reporting company, including affiliates, must hold their shares for a period of at least six (6) months, may not sell more than one percent (1%) of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price. If substantial amounts of our common stock become available for resale under Rule 144, prevailing market prices for our common stock will be reduced.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an "emerging growth company", as defined in the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our shareholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and NYSE AMEX Equities exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

We do not currently have independent audit or compensation committees. As a result, the board of directors has the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our shareholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

If in the future we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common shares can no longer be quoted on the OTCQB, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d). However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common stock can no longer be quoted on the OTCQB, which could reduce the value of your investment. Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective. Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. Thus, the filing of a Form 8-A in such event makes our common shares continued to be able to be quoted on the OTCQB.

We have elected to use the extended transition period for complying with the new or revised accounting standards under Section 102(b)(2)(B) of the JOBS Act.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the  adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

FORWARD LOOKING STATEMENTS

When used in this prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or other similar expressions are intended to identify forward-looking statements. We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and uncertainties include, among others, success in developing new and innovative technologies and products, our ability to develop our core business and execute on our business plan and expansion strategies, and our ability to finance and sustain operations. We have no obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock in this offering by the selling stockholders.  All proceeds from the sale of the common stock offered by the Selling Stockholders under this prospectus will be for the account of the Selling Stockholders, as described in the sections entitled “Selling Stockholders” starting on page 16 and “Plan of Distribution” starting on page 18.  With the exception of any brokerage fees and commissions that are the respective obligations of the Selling Stockholder, we are responsible for the fees, costs, and expenses of this offering, including legal fees, accounting fees, printing costs, filing and other miscellaneous fees and expenses which is estimated to be $63,052.

DETERMINATION OF OFFERING PRICE

The offering price of the shares was arbitrarily determined by us.  The offering price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a company.  Accordingly, the offering price should not be considered an indication of the actual value of the securities.

SELLING STOCKHOLDERS

The following section presents information regarding the Selling Stockholders.  The Selling Stockholders table and the accompanying notes describe the Selling Stockholders and the number of shares of our common stock being offered.

We are registering 14,003,000 shares of our common stock owned by and on behalf of the Selling Stockholders named in the table below. We will pay all costs, expenses, and fees related to the registration of these shares, including all registration and filing fees, printing expenses, legal fees, and other associated costs.

We will not be offering any shares on behalf of the Selling Stockholders.  The Selling Stockholders are not required to sell their shares, nor have they indicated to us, as of the date of this prospectus, an intention to sell any of their shares being registered.  The Selling Stockholders are offering their shares of our common stock for their own account.  We will not receive any proceeds from the sale of the Selling Stockholders’ shares.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by the Selling Stockholders, including:

The number of shares of our common stock owned prior to this offering;

The total number of shares of our common stock that is being offered through this prospectus;

The total number of shares that will be beneficially owned upon completion of this offering; and

The percentage of ownership upon completion of this offering.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering (1)	Percentage of Common Stock Owned Prior to the Offering (1)	Number of Shares Being Offered	Beneficial Ownership of Shares After Offering (2)	Percentage of Common Stock Owned After Offering (2)

Paul and Yalee Yang	500,000	*	500,000	-0-	0%
Saleh Gimie Idris	500,000	*	500,000	-0-	0%
Hawa Abdi Jama	100,000	*	100,000	-0-	0%
Mogaolia Chang	100,000	*	100,000	-0-	0%
Maw Lee	308,000	*	308,000	-0-	0%
Zoua Vang	100,000	*	100,000	-0-	0%
Blia and Soua Vang	600,000	*	600,000	-0-	0%
Lee and Chao Hang	500,000	*	500,000	-0-	0%
Ahmed S. Haji	300,000	*	300,000	-0-	0%
Randall and Jana Gifford	100,000	*	100,000	-0-	0%
Eli Yang	100,000	*	100,000	-0-	0%
Yer and Chia Vang	200,000	*	200,000	-0-	0%
Vicki M. Yang	100,000	*	100,000	-0-	0%
Bao Yang	200,000	*	200,000	-0-	0%
Max Vang	100,000	*	100,000	-0-	0%
Boua Ger Lo and Youa Xiong	1,000,000	*	1,000,000	-0-	0%
Dang Chang Yang	200,000	*	200,000	-0-	0%
Gene B. Vang	100,000	*	100,000	-0-	0%
Abdulkadir Jama	100,000	*	100,000	-0-	0%
Nengjay Paul Yang	200,000	*	200,000	-0-	0%
Anita Vang	100,000	*	100,000	-0-	0%
Yee Vue	100,000	*	100,000	-0-	0%
Xhonching Yang	100,000	*	100,000	-0-	0%
Abolfazl Monzavi	250,000	*	250,000	-0-	0%
Allen Neng Yang	100,000	*	100,000	-0-	0%
Daya Yang	190,000	*	190,000	-0-	0%
Chao Yang	100,000	*	100,000	-0-	0%
Cindy Ly	200,000	*	200,000	-0-	0%
Pang Dua Vanchiasong	100,000	*	100,000	-0-	0%
Yeng Her and Davanh Yathaotou	200,000	*	200,000	-0-	0%
Minnesota Recovery Center, LLC (3)	100,000	*	100,000	-0-	0%
Leasueday and Greenlee Yang	100,000	*	100,000	-0-	0%
Vixay Yathortou	100,000	*	100,000	-0-	0%
Chong Nao Yang	100,000	*	100,000	-0-	0%
Abdiaziz Hassan	100,000	*	100,000	-0-	0%
Xai Vue Yang	100,000	*	100,000	-0-	0%
Suleyman Ayub Kawo	200,000	*	200,000	-0-	0%
Patrick and Lor Vang	200,000	*	200,000	-0-	0%
Nhiachao Yang	100,000	*	100,000	-0-	0%
Yonis M. Haji-Abdirahman	300,000	*	300,000	-0-	0%
Kansay Vue	35,000	*	35,000	-0-	0%
Betsy and Bayo Fasinro	170,000	*	170,000	-0-	0%
Mohamed A. Mohamed	50,000	*	50,000	-0-	0%
Youa Yia Yang	100,000	*	100,000	-0-	0%
Kue and Jay Xiong	5,000,000	2.6%	5,000,000	-0-	0%
Martin Drabarek	100,000	*	100,000	-0-	0%
Fozia Abdulgani	100,000	*	100,000	-0-	0%
Faisal Demaag	200,000	*	200,000	-0-	0%
Totals	14,003,000	7.4%	14,003,000	-0-	0%

(*) Less than 1%

(1)Based upon beneficial ownership information reported to us as of February 16, 2018.

(2)Assuming that all 14,003,000 shares being registered are sold.

(3)Abdullahi Farah has voting and dispositive power of the securities held by this selling stockholder.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, the Shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling Stockholders are offering up to 14,003,000 shares of our common stock. The Selling Stockholders will offer their shares at fixed price of $0.03 per share until our shares are quoted on the OTCQB and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling stockholders. There is no guarantee that our stock will ever be quoted on the OTCQB.

The securities offered by this prospectus will be sold by the Selling Stockholders. Selling Stockholders in this offering may be considered underwriters. We are not aware of any underwriting arrangements that have been entered into by the Selling Stockholders. The distribution of the securities by the Selling Stockholders may be affected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The Selling Stockholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such Selling Stockholders, the pledge in such loan transaction would have the same rights of sale as the Selling Stockholders under this prospectus. The Selling Stockholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter market, the Selling Stockholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling stockholders under this prospectus.

Upon this registration statement being declared effective, the Selling Stockholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two (2) years from the initial effective date of this registration statement.

Regulation M

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, the Selling Stockholders are not permitted to cover short sales by purchasing shares while the distribution of it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our Selling Stockholders.

OTCQB Considerations

To be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTCQB.

The OTCQB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCQB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCQB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCQB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTCQB will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTCQB rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTCQB securities. Investors do not have direct access to the service. For OTCQB securities, there only has to be one market maker.

Because OTCQB stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

There is no guarantee that our stock will ever be quoted on the OTCQB.

Expense of Registration

We are bearing substantially all costs relating to the registration of the shares of common stock offered hereby which is estimated to be $63,052. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of such shares common

Penny Stock Rules

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder.  They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $160,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to:

approve the transaction for the customer's account;

obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased;

obtain from the customer information regarding his investment experience;

make a determination that the investment is suitable for the investor;

deliver to the customer a written statement for the basis for the suitability determination;

notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and

provide the customer with FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation, as amended, authorizes us to issue up to 500,000,000 shares of common stock, $0.001 par value.  Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors.  Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.  All shares of our common stock are entitled to share equally in dividends from sources legally available when, and if, declared by our Board of Directors.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders.  However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that our Board of Directors may decide to issue in the future.

As of February 16, 2018 we had 190,003,000 shares of common stock issued and outstanding.

Preferred Stock

Our Articles of Incorporation, as amended, authorizes us to issue up to 50,000,000 shares of preferred stock, $0.001 par value.  Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms.  We believe that the Board of Directors’ power to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing or acquisition transactions in the future.  The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders.  The presence of outstanding preferred stock could also have the effect of delaying, deterring or preventing a change in control of our company.

As of February 16, 2018 we had -0- shares of preferred stock issued or outstanding.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our stock or any rights convertible or exchangeable into shares of our stock.

Dividend Policy

We have never declared or paid cash dividends.  We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.  Any payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our directors.

Sales of Our Common Stock Under Rule 144

We presently have 190,003,000 shares of our common stock issued and outstanding. Of these shares 40,003,000 are held by non-affiliates and 150,000,000 are held by affiliates, which Rule 144 of the Securities Act of 1933, as amended, defines as restricted securities. None of our issued and outstanding shares are currently eligible for resale under Rule 144.

We are registering 14,003,000 shares of our common stock held by non-affiliates. We are not registering any shares held by affiliates. The remaining non-affiliate shares, as well as all of the remaining affiliates’ shares, will still be subject to the resale restrictions of Rule 144.

In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six (6) months, may not sell more than one (1) percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.

The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Securities Authorized for Issuance Under Equity Compensation Plans

As of February 16, 2018 we did not have any authorized Equity Compensation Plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

SecureTech was incorporated under the laws of the State of Wyoming on March 2, 2017 under the name SecureTech, Inc.  We amended our Articles of Incorporation on December 20, 2017 to change our name to SecureTech Innovations, Inc.

SecureTech is an emerging growth company focused on developing and marketing personal and automobile security and safety devices and technologies.  Through a licensed patent SecureTech has developed its initial product, Top Kontrol, which it believes to be the most advanced anti-theft and personal safety automobile device of its kind currently available.

In addition to Top Kontrol, SecureTech has additional personal and automobile security and safety products currently under development that utilize both the existing licensed patent as well as prospective new patentable technologies that it is presently exploring.

We are an emerging growth company.  Our independent registered public accounting firm has issued a going concern opinion in their audit report included in the financial statements that are a part of this prospectus.  This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next 12 months.  Although we are executing our business plan we are not presently generating significant revenue and cannot meet our ongoing current financial obligations, particularly our ongoing reporting requirements with the SEC.  Accordingly, we must raise additional cash from sources other than operations.

To meet our need for cash we presently are exploring other such sources of funding, including raising funds through an offering of our common stock and loans.  If we are unable to raise this additional funding, we may have to suspend operations until we do raise the cash or cease operations entirely.

The following discussion should be read in conjunction with our financial statements and the notes thereto and the other information included in this prospectus.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance.  We are an emerging growth business with limited operating history.  We cannot guarantee that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

As of December 31, 2017, we had incurred ($52,824) in losses since our inception on March 2, 2017.  We have not achieved profitability and expect to continue to incur net losses throughout the fiscal year ending December 31, 2018 and potentially into subsequent fiscal periods.  We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may never occur.  Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis which could cause us to go out of business.

To become profitable and competitive, we have to successfully sell our current product, Top Kontrol, and continue to innovate and develop new similar personal and automobile security and safety devices and technologies that will be accepted by the marketplace.  We anticipate relying on equity sales of our common stock in order to continue to fund our business operations until we are able to generate sufficient revenues to cover our operating expenses, which may never happen.  Issuances of additional shares will result in dilution to our then existing stockholders.  There is no assurance that we will be able to make any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.  We may also rely on loans from our management or other significant shareholders.  However, there are no assurances that management or any of our significant shareholders will provide us with any additional funds in the future.

We are continually exploring new sources of financing to meet our need for additional cash, including raising funds through sales of our equity securities and loans.  We cannot provide any assurances that our efforts to secure additional financing will be successful.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Further, future equity financing could result in additional and substantial dilution to existing shareholders.

Results of Operations

March 2, 2017 (inception) through December 31, 2017

For ease of reading we refer to the period of March 2, 2017 (inception) through December 31, 2017 as the “Fiscal 2017”.

Revenues. We did not generate any revenue during Fiscal 2017.

Operating Expenses. Our total operating expenses for Fiscal 2017 were $52,823. These operating expenses were primarily attributable to organizational costs related to our formation and issuing shares of our common stock to our officers, directors, and outside consultants.  These expenses have consisted primarily of legal fees.

Loss From Operations. We incurred an operating loss of ($52,823) during Fiscal 2017. The operating loss was primarily attributable to organizational costs related to our formation and issuing shares of our common stock to our officers, directors, and outside consultants.  These expenses have consisted primarily of legal fees.

Net Loss. We incurred a net loss of ($52,824) during Fiscal 2017. The net loss was primarily attributable to organizational costs related to our formation and issuing shares of our common stock to our officers, directors, and outside consultants.  These expenses have consisted primarily of legal fees.

Total Stockholders’ Deficit. Our stockholders’ deficit was ($52,824) as of December 31, 2017.

Liquidity and Capital Resources

As of December 31, 2017, we had assets totaling $155,617, which was comprised of $140,617 in cash and $15,000 in undeposited funds.

As of December 31, 2017, we had no outstanding liabilities.

We expect to incur continued losses through the fiscal year ending December 31, 2017, possibly even longer.  We do not have any revenues and must continue to raise additional capital to remain in business.

Without limiting our available options, future financings will most likely be through the sale of additional shares of our common stock.  It is possible that we could also offer warrants, options and/or rights in conjunction with any future issuances of our common stock.  However, we can give no assurance that financing will be available to us, and if available to us, in amounts or on terms acceptable to us.  If we cannot secure adequate financing we may be forced to cease operations and you will lose your entire investment.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Transactions

We do not engage in off-balance sheet transactions.

Contractual Obligations

As of December 31, 2017, we did not have any contractual obligations.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this prospectus or any supplement hereto.  We have not authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

Overview of Our Business

SecureTech was incorporated under the laws of the State of Wyoming on March 2, 2017 under the name SecureTech, Inc.  We amended our Articles of Incorporation on December 20, 2017 to change our name to SecureTech Innovations, Inc.

SecureTech is an emerging growth company focused on developing and marketing personal and automobile security and safety devices and technologies.  Through a licensed patent SecureTech has developed its initial product, Top Kontrol, which it believes to be the most advanced anti-theft and personal safety automobile device of its kind currently available.

In addition to Top Kontrol, SecureTech has additional personal and automobile security and safety products currently under development that utilize both the existing licensed patent as well as prospective new patentable technologies that it is presently exploring.

Going Concern Consideration

Our independent registered public accounting firm has issued a going concern opinion in their audit report included in the financial statements that are a part of this prospectus.  This means that our auditors believe there is substantial doubt that we can continue as an ongoing business for the next 12 months.  Although we are executing our business plan we are not presently generating significant revenue and cannot meet our ongoing current financial obligations, particularly our ongoing reporting requirements with the SEC.  Accordingly, we must raise additional cash from sources other than operations.

To meet our need for cash we presently are exploring other such sources of funding, including raising funds through an offering of our common stock and loans.  If we are unable to raise this additional funding, we may have to suspend operations until we do raise the cash or cease operations entirely.

The following discussion should be read in conjunction with our financial statements and the notes thereto and the other information included in this prospectus.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance.  We are an emerging growth business with limited operating history.  We cannot guarantee that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

As of December 31, 2017, we had incurred ($52,824) in losses since our inception on March 2, 2017.  We have not achieved profitability and expect to continue to incur net losses throughout the fiscal year ending December 31, 2018 and potentially into subsequent fiscal periods.  We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may never occur.  Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis which could cause us to go out of business.

To become profitable and competitive, we have to successfully sell our current product, Top Kontrol, and continue to innovate and develop new similar personal and automobile security and safety devices and technologies that will be accepted by the marketplace.  We anticipate relying on equity sales of our common stock in order to continue to fund our business operations until we are able to generate sufficient revenues to cover our operating expenses, which may never happen.  Issuances of additional shares will result in dilution to our then existing stockholders.  There is no assurance that we will be able to make any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.  We may also rely on loans from our management or other significant shareholders.  However, there are no assurances that management or any of our significant shareholders will provide us with any additional funds in the future.

We are continually exploring new sources of financing to meet our need for additional cash, including raising funds through sales of our equity securities and loans.  We cannot provide any assurances that our efforts to secure additional financing will be successful.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Further, future equity financing could result in additional and substantial dilution to existing shareholders.

Top Kontrol Product

SecureTech’s first anti-theft and automobile safety product is called Top Kontrol.  Utilizing exclusively licensed patented technology created originally by our Founder, Kao Lee, SecureTech had developed a very competitively priced product that significantly outperforms all other known competing products currently on the market.

Key Advantages of the Top Kontrol Product (TK-Auto Safety and Anti-Theft Device):

Anti-theft circuits actively prevent automobile theft and/or carjacking

Automatic secure feature prevents car from being stolen while keys are in ignition and/or engine is idling

Active and passive prevention of carjacking

Does not interfere with other systems in the vehicle

Works with all makes and models of cars, trucks and motorcycles

Manual engine kill switch

Shock sensor

Key based system to prevent hijacking of wirelessly transmitted security codes

No 24/7 power feeding which prevents short-circuiting the system with a power surge, a common method thieves use to disable our competitors’ systems

Made in USA

SecureTech exclusively uses US contract manufacturers and labor to manufacture and assemble its products.  SecureTech does not have any long-term or exclusive arrangements with any single contract manufacturer and is free to change or negotiate with new contract manufacturers at its sole discretion.  This allows SecureTech to scale production levels as it deems appropriate.

All of SecureTech’s products proudly carry the “Made in USA” designation.

Competition

SecureTech faces formidable competition in every aspect of our business.  The success or failure of our business will depend largely upon the ability of our management to develop competitive products and properly market them to attract a sufficient number of new customers which will allow us to generate sufficient revenues to become profitable.

SecureTech will be competing against better established competitors with substantially greater financial resources and a longer history of operations.  Our competitors’ resources and market presence may provide them with advantages in marketing, purchasing and negotiating leverage.  Some of our better known competitors include Viper (www.viper.com) and LoJack Corporation (www.lojack.com).  Below is a table providing a comparison overview of these competitors’ product offerings:

FEATURES	VIPER	LOJACK	TOP KONTROL
Electronic/engine Immobilizers
Kill Switch
Light and Siren
Electronic Tracking System
Carjacking Security Features
Automatic Secured for preventing carjacking
Anti-Shock Sensor
Automatic Secured features to prevent theft even if keys are left in the ignition and/or engine idling
Key based system to prevent interception of wirelessly transmitted security codes
Does not require a 24/7 power feed
MSRP	$499+	$695+	$449

In addition to the competitors listed above, we will be competing with other lesser known competitors as well as competitors presently not known to us or, possibly, not even formed yet.

We believe that our industry is large enough that we will be able to compete successfully against our competitors with our existing and future products.  However, it is important to note that the underlying product technology is always evolving and expanding with new competitors continuously innovating better products that could eventually outperform our then offered products or, worse, possibly render them obsolete.

Sales and Marketing

SecureTech intends to use a two-pronged approach to marketing for our current and future products to prospective customers, including direct marketing efforts and authorized dealer sales.

Direct Marketing

SecureTech intends to build brand and product awareness through traditional marketing avenues, including:

Traditional paid advertising (e.g. periodical and trade publications, television, and radio)

Online and Social Media

Pay-Per-Click Internet Advertising

Free Media Exposure (e.g. free theft prevention and safety courses and videos)

Authorized Dealer Sales

SecureTech intends to internally develop a sales team of representatives that will sell SecureTech’s products to car dealerships (new and used), car audio stores, body shops, and other similar venues.  SecureTech will augment its own sales force with commission based independent sales representatives, both domestically and internationally.

Government Regulation

SecureTech will be subject to domestic and international laws and regulations that relate directly or indirectly to its products and operations.  These laws and regulations include common business practices, tax rules and securities regulations pertaining to the operation of its business, and product warranties and safety requirements.  SecureTech believes that the effects of existing or probable governmental regulations will be additional responsibilities of the management of SecureTech to ensure that it remains in compliance with all applicable regulations as they apply to the SecureTech’s products as well as ensuring that SecureTech does not infringe on any proprietary rights of others with respect to its products.  SecureTech will also need to maintain accurate financial records in order to remain complaint with securities regulations as well as any corporate tax liability it incurs.

Compliance with Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Research and Development Expenditures

We have not incurred any research or development expenditures since our inception on March 2, 2017.

Patents and Trademarks

We have exclusively licensed United States Patent No. 8,436,721 from Shongkawh, LLC, a related party.  Pursuant to the terms of the licensing agreement, SecureTech will pay Shongkawh two-percent (2%) of all gross sales generated on all products sold incorporating the technology covered by this patent.

Aside from this licensed patent, SecureTech has not applied for any patents or trademarks.

Property and Equipment

Our principal executive offices are located at 2355 Highway 36 West, Suite 400, Roseville, MN 55113.  We lease this space for $1,460 per month.

We do not hold ownership or leasehold interest in any other property or equipment.

Executive Offices and Telephone Number

Our executive office and main telephone number is currently:

Executive OfficeTelephone and E-Mail Contact Information

2355 Highway 36 WestTel:(651) 317-8990

Suite 400E-Mail:info@SecureTechinnovations.com

Roseville, MN 55113Web:www.SecureTechinnovations.com

Jumpstart Our Business Startups Act

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis);

are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;

are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

are exempt from any PCAOB rules relating to mandatory audit firm rotation and any requirement to include an auditor discussion and analysis narrative in our audit report.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of these reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. Furthermore, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we (i) have a public float (i.e., the market value of common equity held by non-affiliates) of less than

$75 million as of the last business day of our most recently completed second fiscal quarter; or (ii) for so long as we have a public float of zero, have annual revenues of less than $50 million during our most recently completed fiscal year.

Investors should be aware that we are also subject to the “Penny Stock” rules adopted by the Securities and Exchange Commission, which regulate broker-dealer practices in connection with transactions in Penny Stocks. These regulations may have the effect of reducing the level of trading activity, if any, in the secondary market for our stock, and investors in our common stock may find it difficult to sell their shares. Please see the disclosures under “Penny Stock Considerations” on page 33 for more information.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of the date of this Confidential Private Placement Memorandum are as follows:

Name	Age	Position

Kao Lee	48	President, Chief Executive Officer and Director
Anthony Vang	46	Treasurer, Secretary, and Director
Abdulcadir Haji	60	Director
Abdikarim H. Farah	48	Vice President
Abdirahman Hussein Isse	57	Vice President

Our Board of Directors is comprised of only one class of director.  Each director is elected to hold office until the next annual meeting of shareholders and until his successor has been elected and qualified.  Officers are elected annually by the Board of Directors and hold office until successors are duly elected and qualified.  There are no arrangements, agreements, or understandings between non-management shareholders and management under which non-management shareholders may, directly or indirectly, participate in or influence the management of our business affairs.  The following is a brief account of the business experience of each of our directors and executive officers.  There is no family relationship between any director or executive officer.

Kao Lee is a co-founder and has served as our President, Chief Executive Officer, and a member of our Board of Directors since our inception in March 2017.  Mr. Lee concurrently serves as the President and Chief Executive Officer of Shongkawh, LLC (since its inception in 2009), a research and development firm focused on personal and automobile security and safety devices and technologies.  At Shongkawh, Mr. Lee’s responsibilities have included directing technological development, overseeing the phases of product marketing and promotion, and facilitating international relationships with technology buyers, particularly in Asia and Europe.

Mr. Lee is not currently an officer or director of any other reporting company and he intends to devote approximately 50%, or 20 to 25 hours per week, of his business time to our affairs.

Anthony Vang is a co-founder and has served as our Treasurer, Secretary, and a member of our Board of Directors since our inception in March 2017.  Mr. Vang concurrently serves as a Director of Shongkawh, LLC (since its inception in 2009), a research and development firm focused on personal and automobile security and safety devices and technologies.

Prior to co-founding SecureTech and Shongkawh, Mr. Vang served as a Director of Evergreen Home Healthcare Company from 2005 through 2009.  At Evergreen he assisted with obtaining regulatory licenses, procuring new business and contracts, and overseeing the general management of the company.

Mr. Vang is not currently an officer or director of any other reporting company and he intends to devote approximately 50%, or 20 to 25 hours per week, of his business time to our affairs.

Abdulcadir Haji is a co-founder and has served as a member of our Board of Directors since our inception in March 2017.  Mr. Haji concurrently serves as the President and Chief Executive Officer of African Resource Group, Inc., positions he has held since founding the company in March 2013.

Prior to founding African Resource Group and co-founding SecureTech, Mr. Haji served as the President of Xchange Associates, Inc. between 2005 and 2013, a small business consulting firm that provided startup companies, management, operations, sales and marketing solutions.

Mr. Haji is not currently an officer or director of any other reporting company and he intends to devote approximately 10%, or 4 to 6 hours per week, of his business time to our affairs.

Abdikarim H. Farah has served as a Vice President since our inception in March 2017.  Mr. Farah concurrently is a Senior Representative at African Resource Group, Inc., a position he has held since 2015.

Prior to joining African Resource Group and SecureTech, Mr. Farah founded Addan & Associates, LLC in 2005, a Minnesota based consulting firm that mentors and coaches both businesses and individuals in the areas of sales and marketing strategies.  Mr. Farah continues to provide these consulting services through Addan & Associates.

In addition to the foregoing, Mr. Farah has worked in the health care field as a Senior Pharmacy Tech at Walgreens Pharmacy between 1997 and 2000.  He also worked at the Minnesota General Hospital Hennepin County Medical Center pharmacy department between 1999 and 2014 as Senior Pharmacy Technician and Customer Representative.

Mr. Farah is not currently an officer or director of any other reporting company and he intends to devote approximately 50%, or 20 to 25 hours per week, of his business time to our affairs.

Abdirahman Hussein Isse has served as a Vice President since our inception in March 2017.  Mr. Isse concurrently is a Director and Chief Operations Officer at African Resource Group, Inc. where he is responsible for overseeing day-to-day operations in all jurisdictions the company currently operates, including the North American headquarters and gold mining and refining operations in Guinea.

In addition to the foregoing, Mr. Isse also concurrently serves as President and Chief Executive Officer of South Seas Food AB, Ltd. d/b/a United Halaal, a position he has held since 2002.  United Halaal is an international retail grocery outlet company in Edmonton, Canada.

Mr. Isse is an entrepreneur by nature and has helped startup companies over the past 20+ years in the food industry, telecommunication, technology, and mining.

Mr. Isse is not currently an officer or director of any other reporting company and he intends to devote approximately 50%, or 20 to 25 hours per week, of his business time to our affairs.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committee of our Board of Directors. As such, our entire Board of Directors acts as our audit committee.

Audit Committee Financial Expert

Our Board of Directors does not currently have any member who qualifies as an audit committee financial expert. We believe that the cost of retaining such a financial expert at this time is prohibitive. Further, because we are a development stage business, we believe the services of an audit committee financial expert are not necessary at this time.

Involvement in Legal Proceedings

None of our officers or directors – past or present – have appeared as a party during the past ten (10) years in any legal proceedings that may bear on their ability or integrity to serve as an officer or director of SecureTech.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers.

Potential Conflict of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our officers and directors have the authority to determine issues concerning management compensation, including their own personal compensation package, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with our sole officer and director.

Board of Director’s Role in Risk Oversight

The Board of Directors assesses on an ongoing basis the risks faced by SecureTech.  These risks include financial, technological, competitive and operational risks.  The Board of Directors dedicates time at each of its meetings to review and consider the relevant risks faced at that time.  In addition, since SecureTech does not have an Audit Committee, the Board of Directors is also responsible for the assessment and oversight of SecureTech’s financial risk exposures.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from inception on March 2, 2017 through December 31, 2017.  Our fiscal year end is December 31st.  No cash compensation has been paid to our officers from inception on March 2, 2017 through December 31, 2017.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value & Nonqual-ified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Totals ($)

Kao Lee, President,CEO, and Director (1)	2017	0	0	0	0	0	0	0	0
Anthony Vang, Treasurer, Secretary, and Director (2)	2017	0	0	0	0	0	0	0	0
Abdulcadir Haji, Director	2017	0	0	0	0	0	0	0	0
Abdikarim Farah, Vice President	2017	0	0	0	0	0	0	0	0
Abdirahman Isse, Vice President	2017	0	0	0	0	0	0	0	0

(1)Mr. Lee received 75,000,000 shares of our common stock on March 2, 2017.  These shares were issued as Founder’s Shares, which are recorded with a net valuation of $-0-.

(2)Mr. Vang received 5,000,000 shares of our common stock on March 2, 2017.  These shares were issued as Founder’s Shares, which are recorded with a net valuation of $-0-.

The following table sets forth information with respect to compensation paid by us to our directors from inception on
March 2, 2017 through December 31, 2017.  Our fiscal year end is December 31st.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)

Kao Lee	0	0	0	0	0	0	0
Anthony Vang	0	0	0	0	0	0	0
Abdulcadir Haji	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.  There are no stock option, retirement, pension or profit sharing plans for the benefit of our officers and directors.

Employment Agreements

We have not entered into any employment agreements with any of our officers or directors.  As of the date of this prospectus we had no employees other than those listed above.  All future employment arrangements are subject to the discretion of our Board of Directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have and have never had any equity compensation plans and therefore no equity awards are outstanding as of the date of this registration statement.

Bonuses and Deferred Compensation

We may pay bonuses as determined by the Board of Directors from time to time based on performance, which may either be paid in stock or cash at the discretion of the Board.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Officer Compensation

We intend to begin paying our officers reasonable cash compensation during the current fiscal year ending December 31, 2018.

Director Compensation

We have no plans to begin paying our directors any cash compensation until our business becomes operationally profitable.  We may, however, reimburse our directors for any out-of-pocket travel and lodging expenses associated with their attendance of Board meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership as of December 31, 2017 by (i) each named executive officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

As of December 31, 2017, we had 183,048,000 shares of common stock issued and outstanding.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class (1)

Officers and Directors
Kao Lee, President, CEO, and Director	75,000,000	39.4%
Anthony Vang, Treasurer, Secretary, and Director	5,000,000	2.6%
Abdulcadir Haji, Director (2)	-0-	0%
Abdikarim Farah, Vice President	1,000,000	0.5%
Abdirahman Hussein Isse, Vice President (2)	-0-	0%
All officers and directors as a group (5 persons)	80,000,000	43.7%

Five Percent Stockholders
African Resource Group, Inc. (2)	75,000,000	39.4%
Atlas Management, Ltd. (3)	10,000,000	5.5%
Taurus Financial Partners, LLC (3)	7,500,000	4.1%

(1)Based on 190,003,000 shares issued and outstanding as of the date of this prospectus.

(2)Messrs. Haji and Isse do not directly own any SecureTech securities.  As of the date of this prospectus, Messrs. Haji and Isse served as Directors and Executive Officers of African Resource Group, Inc. and had voting and dispositive power over these 75,000,000 shares of SecureTech’s common stock.

(3)J. Scott Sitra has voting and dispositive power over these shares.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2017, we did not have any authorized Equity Compensation Plans.  Further, we have no plans to create any such plan or plans during the fiscal year ending December 31, 2018.

Changes in Control

We are unaware of any contract or other arrangement that could result in a change of control of SecureTech.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

OTCQB Considerations

To be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTCQB.

The OTCQB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCQB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCQB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCQB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTCQB will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTCQB rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTCQB securities. Investors do not have direct access to the service. For OTCQB securities, there only has to be one market maker.

Because OTCQB stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

There is no guarantee that our stock will ever be quoted on the OTCQB.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

Indemnification

Section 78.138 of the Wyoming Revised Statutes (“WRS”) provides that directors and officers of Wyoming corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. WRS also provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Further, Article X of our bylaws contains provisions which allows SecureTech indemnify its officers, directors, employees and agents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Corporate Governance and Director Independence

Our Board of Directors has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Our Directors have determined that they are not “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTCQB does not provide such a definition. Therefore, our directors are not independent.

LEGAL PROCEEDINGS

During the past ten years no director, person nominated to become a director or executive officer, or promoter of SecureTech has been involved in any legal proceeding that would require disclosure hereunder.

From time to time, we may become subject to various legal proceedings and claims that arise in the ordinary course of our business activities. However, litigation is subject to inherent uncertainties for which the outcome cannot be predicted.  Any adverse result in these or other legal matters could arise and cause harm to our business. We currently are not party to any claim or litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our financial statements included in this prospectus and the registration statement have been audited by M&K CPAS, PLLC, Independent Registered Public Accounting Firm, of Houston, Texas to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Eilers Law Group, P.A., our legal counsel, has provided an opinion on the validity of our common stock.  We retained their counsel solely for the purpose of providing this opinion and have not received any other legal services from this firm.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.138 of the Wyoming Revised Statutes (“WRS”) provides that directors and officers of Wyoming corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. WRS also provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Further, Article X of our bylaws contains provisions which allows SecureTech indemnify its officers, directors, employees and agents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

REPORTS TO SECURITY HOLDERS

We are currently subject to the reporting and other requirements of the Exchange Act which requires us to furnish to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

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FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

and Stockholders of SecureTech Innovations, Inc.

We have audited the accompanying balance sheets of SecureTech Innovations, Inc. as of December 31, 2017, and the related statements of income, stockholders’ equity, and cash flows for the years in the period from inception (March 2, 2017) to December 31, 2017. SecureTech Innovations, Inc.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SecureTech Innovations, Inc. as of December 31, 2017, and the results of its operations and its cash flows for the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company suffered losses from operations which raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

Houston, TX

February 16, 2018

SECURETECH INNOVATIONS, INC.

BALANCE SHEET

ASSETS

For the fiscal year ended December 31, 2017
Current assets:
Cash and equivalents	$140,617
Undeposited funds	15,000
Total current assets	155,617

Total assets:	$155,617

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

Current liabilities:
$-

Stockholders’ equity:
Preferred Stock, $0.001 par value, 50,000,000 shares authorized	-
Common stock, $0.001 par value, 500,000,000 shares authorized; 183,048,000 shares issued and outstanding	183,048
Additional paid-in capital	25,393
Accumulated deficit	(52,824)

Total stockholders’ equity	$155,617

Total liabilities and stockholders’ equity	$155,617

The accompanying notes to the financial statements are an integral part of these statements.

SECURETECH INNOVATIONS, INC.

STATEMENT OF OPERATIONS

For the fiscal year ended December 31, 2017

Operating expenses:
General and administrative	$1,673
Legal fees	51,150
Total operating expenses	52,823

(Loss) from operations	(52,823)

Other income (expense)
Interest expense	$(1)
Total other income (expense)	(1)

Provision for income taxes	-

Net (loss)	$(52,824)

Loss per share, basic and diluted	$(0.00)

Weighted average number of common shares outstanding basic and diluted	$175,573,033

The accompanying notes to the financial statements are an integral part of these statements.

SECURETECH INNOVATIONS, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from March 2, 2017 (inception) to December 31, 2017

			Additional
	Common Stock		Paid In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, March 2, 2017 (inception)	-	$ -	$ -	$ -	$ -
Issuance of Founder’s shares	176,100,000	176,100	(176,100)	-	-
Issuance of common stock for cash	6,948,000	6,948	201,492	-	208,440
Imputed interest	-	-	1	-	1
Net loss	-	-	-	(52,824)	(52,824)
Balance, December 31, 2017	183,048,000	$183,048	$25,393	($52,824)	$155,617

The accompanying notes to the consolidated financial statements are an integral part of these statements.

SECURETECH INNOVATIONS, INC.

STATEMENT OF CASH FLOWS

For the fiscal year ended December 31, 2017

Cash flows from operating activities:
Net (loss)	$(52,824)
Adjustments to reconcile net (loss) to net cash used in operating activities
Imputed interest on related party loan	1

Net cash used in operating activities	(52,823)

Cash flows from financing activities:
Issuance of common stock for cash	$208,440

Net cash provided by financing activities	208,440

Net increase (decrease) in cash	155,617

Cash – beginning of period	-

Cash – end of period	$155,617

The accompanying notes to the financial statements are an integral part of these statements.

SECURETECH INNOVATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2017

NOTE 1 – Summary of Significant Accounting Policies

Organization

SecureTech Innovations, Inc. (“Company” or “SecureTech”) was incorporated under the laws of the State of Wyoming on March 2, 2017 under the name SecureTech, Inc.  The Company amended its Articles of Incorporation on December 20, 2017 to change its name to SecureTech Innovations, Inc.

SecureTech is an emerging growth company focused on developing and marketing personal and automobile security and safety devices and technologies.  Through a licensed patent SecureTech has developed its initial product, Top Kontrol, which it believes to be the most advanced anti-theft and personal safety automobile device of its kind currently available.

In addition to Top Kontrol, the Company has additional personal and automobile security and safety products currently under development that utilize both the existing licensed patent as well as prospective new patentable technologies that it is presently exploring.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) for financial information and in accordance with the Securities and Exchange Commission’s (“SEC”) Regulation S-X.  They reflect all adjustments which are, in the opinion of the Company’s management, necessary for a fair presentation of the financial position and operating results as of and for the fiscal period from March 2, 2017 (inception) through December 31, 2017.

All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.  Actual results may vary from these estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  As of December 31, 2017, the Company had no cash equivalents.

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements” and ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level	Description

Level 1	Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
Level 2

Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The estimated fair values of the Company’s financial instruments as of December 31, 2017 are as follows:

	Fair Value Measurement at December 31, 2017 Using:

Description	12/31/17	Quoted Prices In Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash and equivalents	$140,617	$140,617	$-	$-
Undeposited funds	15,000	15,000
	$155,617	$155,617	$-	$-

Liabilities	$-	$-	$-	$-
	$155,617	$155,617	$-	$-

Net Loss per Share Calculation

Basic net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period.   Diluted earnings per shares is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  As of December 31, 2017, the Company had no dilutive financial instruments issued or outstanding.

Revenue Recognition

The Company follows the guidance of FASB ASC Topic 605 for revenue recognition.  In general, the Company recognizes revenue on four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees. Revenue is generally recognized at the time of sale and is expected to consist of sales of food, beverages and general merchandise and souvenirs.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740, Income Taxes.  Under FASB ASC 740-10-25, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about its ability to realize the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fiscal Year

The Company elected December 31st for its fiscal year end.

Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements during year ended December 31, 2017, the Company has not established a source of revenues sufficient to cover its operating costs, and as such, has incurred an operating loss since its inception.  Further, as of December 31, 2017, the Company had an accumulated net loss of ($52,824).  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s existence is dependent upon management’s ability to develop profitable operations and to obtain additional sources of financing. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NOTE 3 – STOCKHOLDERS’ EQUITY

Preferred stock

The Company has authorized 50,000,000 shares of preferred stock, $0.001 par value.  The Company’s Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms.

As of December 31, 2017, the Company had no classes and -0- shares of preferred stock issued and outstanding.

Common stock

The Company has authorized 500,000,000 shares of common stock, with a par value of $0.001 per share.

During the fiscal year ended December 31, 2017, the Company issued an aggregate of 176,100,000 shares of its common stock to its officers, directors and various consultants for assisting with the formation and early stage development of the Company.  These shares were issued as Founder’s Shares and, as such, were value of $-0-.

During the fiscal year ended December 31, 2017, the Company issued an aggregate of 6,948,000 shares of its common stock in exchange for $208,440 in cash, or $0.03 a share.

As of December 31, 2017, the Company had 183,048,000 shares of common stock issued and outstanding.

Imputed Interest on Loan From a Related Party

During the fiscal year ended December 31, 2017, the Company had a note payable to a related party stockholder in the amount of $100.  This note was paid in full on December 31, 2017.  During the fiscal year ended December 31, 2017 this note accrued $1 in imputed interest that has been recorded in the financial statements as additional paid-in capital.

NOTE 4 – INCOME TAXES

The provision (benefit) for income taxes for the years ended December 31, 2017 was as follows, assuming a 35% effective tax rate:

For the fiscal year ended December 31, 2017
Current tax provision:
Federal
Taxable income	$-
Total current tax provision	$-

Deferred tax provision:
Federal
Loss carryforwards	$18,488
Change in valuation allowance	(18,488)
Total deferred tax provision	$-

As of December 31, 2017, the Company had approximately $52,824 in tax loss carryforwards that can be utilized in future periods to reduce taxable income through 2037.

The Company provided a valuation allowance equal to the deferred income tax assets for the period from March 2, 2017 (inception) to December 31, 2017 because it is not presently known whether future taxable income will be sufficient to utilize the tax loss carryforwards.

The Company has no uncertain tax positions.

NOTE 5 – CONTINGENCY/LEGAL

As of December 31, 2017, and during the preceding ten years, no director, person nominated to become a director or executive officer, or promoter of the Company has been involved in any legal proceeding that would require disclosure hereunder.

From time to time, the Company may become subject to various legal proceedings and claims that arise in the ordinary course of our business activities.  However, litigation is subject to inherent uncertainties for which the outcome cannot be predicted.  Any adverse result in these or other legal matters could arise and cause harm to the Company’s business.  The Company currently is not party to any claim or litigation the outcome of which, if determined adversely to the Company, would individually or in the aggregate be reasonably expected to have a material adverse effect on the Company’s business.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the fiscal year ended December 31, 2017, the Company had a note payable to a related party stockholder in the amount of $100.  This note was paid in full on December 31, 2017.  During the fiscal year ended December 31, 2017 this note accrued $1 in imputed interest that has been recorded in the financial statements as additional paid-in capital.

NOTE 7 – SUBSEQUENT EVENTS

Share Issuances

Between January 1, 2018 and February 16, 2018, the Company issued an aggregate of 6,755,000 shares of its common stock in exchange for $202,650 in cash, or $0.03 a share.

On January 15, 2018, the Company issued 200,000 shares of its common stock for services.  These shares had an aggregate issue value of $6,000.00, or $0.03 a share

As of February 16, 2018, the Company had 190,003,000 shares of common stock issued and outstanding.

No other material events or transactions have occurred during this subsequent event reporting period which required recognition or disclosure in the financial statements.

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid in connection with the common stock being registered, all of which will be paid by us in connection with this offering.  All amounts are estimates except for the registration fee.

Accounting and audit fees	$7,500
Legal fees and expenses	45,000
Printing and engraving expenses	3,000
SEC registration fee	52
Transfer agent fees	7,500
Total	$63,052

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the Wyoming Revised Statutes (“WRS”) provides that directors and officers of Wyoming corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. WRS also provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Further, Article X of our bylaws contains provisions which allows SecureTech indemnify its officers, directors, employees and agents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of securities without registration since inception on March 2, 2017 through February 16, 2018.

On March 2, 2017 we issued 75,000,000 shares of common stock, $0.001 par value, to Kao Lee in consideration of his services to us as an officer and director.  We issued these shares as Founder’s Shares with a value of $-0-.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of Mr. Lee’s relationship with us he had access to all relevant information relating to our business and represented that they each had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On March 2, 2017 we issued 5,000,000 shares of common stock, $0.001 par value, to Anthony Vang in consideration of his services to us as an officer and director.  We issued these shares as Founder’s Shares with a value of $-0-.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of Mr. Vang’s relationship with us he had access to all relevant information relating to our business and represented that they each had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On March 2, 2017, we issued an aggregate of 95,000,000 shares of common stock to four consultants in consideration of their services in lieu of cash.  We issued these shares as Founder’s Shares with a value of $-0-.  In connection with these issuances, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of their relationship to us these consultants had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On November 15, 2017, we issued 100,000 shares of common stock to a consultant in consideration of his services in lieu of cash.  We issued these shares as Founder’s Shares with a value of $-0-.  In connection with these issuances, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of their relationship to us these consultants had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On November 15, 2017, we issued 1,000,000 shares of common stock, $0.001 par value, to Abdikarim Farah in consideration of his services to us as an officer.  We issued these shares as Founder’s Shares with a value of $-0-.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of Mr. Farah’s relationship with us he had access to all relevant information relating to our business and represented that they each had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On January 15, 2018, we issued 200,000 shares of common stock to a consultant in consideration of his services in lieu of cash.  We issued these shares with a value of $6,000.00, or $0.03 a share.  In connection with these issuances, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of their relationship to us these consultants had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

Between December 8, 2017 and February 7, 2017, we issued an aggregate of 13,703,000 shares of common stock, $0.001 par value, to 47 investors in exchange for an aggregate of $411,090, or $0.03 a share, in cash.  The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The listed exhibits are filed with this Registration Statement:

Exhibit Number	Title of Document	Location

3.1	Articles of Incorporation	Filed herewith
3.2	Bylaws	Filed herewith
3.3	Amendment to Articles of Incorporation dated December 20, 2017	Filed herewith
5.1	Legal Opinion of Eilers Law Group, P.A.	Filed herewith
10.1	Patent License Agreement between SecureTech, Inc. and Shongkawh, LLC dated March 2, 2017	Filed herewith
23.1	Consent of M & K CPAS, PLLC, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Legal Counsel	Filed herewith in Exhibit 5.1

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

a)Include any prospectus required by Section 10(a)(3) of the Securities Act;

b)Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c)Include any additional or changed material information on the plan of distribution.

2)To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3)To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remains unsold at the termination of the offering.

4)For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a)Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

b)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

c)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

d)Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in  the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Pursuant to our charter and under the Wyoming Business Corporation Act (“Wyoming Act”), our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Wyoming law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to our directors, officers, employees and agents (and any other persons to which applicable law permits us to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Roseville, Minnesota on the 16th day of February, 2018.

SECURETECH INNOVATIONS, INC.

By:	/s/ Kao Lee
Kao Lee President and Chief Executive Officer Secretary, Treasurer, Chief Financial Officer

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the listed capacities on February 16, 2018:

By:	/s/ Kao Lee
Kao Lee President, Chief Executive Officer, Principal Executive Officer, and Director

By:	/s/ Anthony Vang
Anthony Vang Secretary, Treasurer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Director

By:	/s/ Abdulcadir Haji
Abdulcadir Haji Director